AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on December 30, 2008, by and among Clifford China Estates, Inc., a Nevada corporation (“CLCE”), Asian Trends Broadcasting, Inc., a British Virgin Islands holding company (“Asian Trends Holdco”), and the shareholders of Asian Trends Holdco, namely Yip Chi-him Roger and Chan Tsz King.  Such shareholders collectively own 100% of the shares of Asian Trends Holdco and are sometimes referred to herein collectively as the “Shareholders”.

RECITALS

WHEREAS, CLCE desires to complete a share exchange transaction pursuant to which CLCE shall acquire all of the equity ownership of Asian Trends in exchange for a certain number of shares of the voting stock of CLCE as set forth below; and

WHEREAS, The Board of Directors of CLCE and the Board of Directors of Asian Trends Holdco have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

WHEREAS, Asian Trends Broadcasting Corporation Limited, a Hong Kong company wholly-owned by Asian Trends Holdco (“Asian Trends”) operates a large home-based advertising network using audio visual digital displays.  Asian Trends operates liquid crystal display (“LCD”) flat-panel televisions and LCD billboards that advertise in Hong Kong.  These billboards reach urban consumers at various locations.  Asian Trends generates revenue from the sale of air time to its clients for advertising.

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange. At the Closing (as hereinafter defined), CLCE shall acquire 100% ownership of Asian Trends.  Consideration to be paid by CLCE shall be a total of 75,793,200 restricted shares of its common stock (the “Exchange Shares”) in exchange for 100% ownership of Asian Trends (such share exchange shall be referred to herein as the “Exchange”).  The specific allocation of the Exchange Shares shall be set forth on Exhibit A attached hereto.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the Exchange through issuance of the Exchange Shares and the transfer of the ownership of Asian Trends to CLCE, CLCE shall have a total of approximately 125,793,200 shares of its common stock issued and outstanding.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2

Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

  ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of CLCE.CLCE represents and warrants to Asian Trends Holdco as follows:

(a)       Organization, Standing and Power. CLCE is a corporation duly organized and validly existing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. CLCE is currently delinquent on its annual filings with the state. CLCE shall provide Asian Trends with whatever documents necessary to regain the status of good standing in the state of Nevada.

(b)

Capital Structure.As of the date of execution of this Agreement, the authorized capital stock of CLCE consists of 225,000,000 shares of Common Stock with a par value of $0.001 per share and 5,000,000 shares of Series A Preferred Stock with a par

value of $0.001 per share.   The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of CLCE approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  CLCE has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CLCE at any time, or upon the happening of any stated event, any shares of the capital stock of CLCE whether or not presently issued or outstanding.

             (c)     Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of CLCE which have been delivered to Asian Trends Holdco are true, correct and complete copies thereof. The minute book of CLCE, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholders of CLCE since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority. CLCE has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CLCE. No other corporate or shareholder proceedings on the part of CLCE are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)      Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a material right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of CLCE or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CLCE which violation would have a material adverse effect on CLCE taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to CLCE in connection with the execution and delivery of this Agreement by CLCE or the consummation by CLCE of the transactions contemplated hereby.

(f)        Books and Records. CLCE has made and will make available for inspection by Asian Trends Holdco upon reasonable request all the books of CLCE relating to the business of CLCE. Such books of CLCE have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Asian Trends Holdco by CLCE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.CLCE is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

Litigation. There is no suit, action or proceeding pending, or, to the knowledge of CLCE, threatened against or affecting CLCE which is reasonably likely to have a material adverse effect on CLCE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CLCE having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i)

Tax Returns. Except for U.S. federal income tax returns for 2006 and 2007 which will not be filed as of the Effective Time, CLCE has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon CLCE.  CLCE will provide Asian Trends with copies of all Tax Returns filed within the last two years.

2.2

Representations and Warranties of Asian Trends.Asian Trends Holdco and the Shareholders each represent and warrant to CLCE as follows:

(a)     Organization, Standing and Power. Asian Trends is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and the  company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Asian Trends taken as a whole. For purpose of this Agreement, “material adverse effect” shall mean, when used in this Agreement with respect to any of the parties to this Agreement, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)     Capital Structure. Asian Trends Holdco holds all of the issued and outstanding capital stock of Asian Trends.  There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from any party at any time, or upon the happening of any stated event, any share of the capital stock of Asian Trends.

(c)     Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of Asian Trends which will be delivered to CLCE are true, correct and complete copies thereof. The minute books of Asian Trends which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Asian Trends since the date of incorporation or organization and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)     Authority. Asian Trends Holdco has all requisite power and authority to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby. No other corporate or shareholder proceedings on the part of Asian Trends Holdco are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)     Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Asian Trends Holdco or Asian Trends or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Asian Trends Holdco or Asian Trends or their properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of Asian Trends Holdco or Asian Trends taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Asian Trends Holdco or Asian Trends in connection with the execution and delivery of this Agreement by Asian Trends Holdco, or the consummation by Asian Trends Holdco of the transactions contemplated hereby.

(f)     Books and Records. Asian Trends Holdco has made and will make available for inspection by CLCE upon reasonable request all the books of account, relating to the business of Asian Trends. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to CLCE by Asian Trends Holdco are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)     Compliance with Laws.Asian Trends is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)     Liabilities and Obligations. Asian Trends has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Asian Trends financial statements delivered to CLCE that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(i)     Litigation.There is no suit, action or proceeding pending, or, to the knowledge of Asian Trends Holdco and the Shareholders, threatened against or affecting Asian Trends, which is reasonably likely to have a material adverse effect on Asian Trends, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Asian Trends having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)     Taxes.Asian Trends has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all jurisdictions or any Governmental Entity where such filing is required by any laws, domestic or foreign; and Asian Trends has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on or before the Closing or with respect to such periods arising before the Closing. None of Asian Trends Holdco, the Shareholders nor Asian Trends knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)     Licenses, Permits; Intellectual Property. Asian Trends owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

 2.3     Representations and Warranties of Shareholders.By execution of this Agreement, each Shareholder represents and warrants to CLCE as follows:

(a)     Shares Free and Clear. The shares of Asian Trends Holdco which each Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)     Unqualified Right to Transfer Shares. Each Shareholder has the unqualified right to sell, assign, and deliver the shares of Asian Trends Holdco and, upon consummation of the transactions contemplated by this Agreement, CLCE will acquire good and valid title to such shares of Asian Trends Holdco, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)     Agreement and Transaction Duly Authorized. Each Shareholder is authorized to execute and deliver this Agreement and to consummate the Exchange and the other transactions described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

(d)     Share Ownership. The Shareholders are the only shareholders of Asian Trends Holdco, and collectively own 100% of the equity ownership of Asian Trends Holdco.  Asian Trends Holdco is the sole shareholder of Asian Trends.

ARTICLE III

3.1

Delivery of Financial Statements.  Following the Effective Time and the closing of the transactions contemplated by this Agreement, CLCE shall provide Asian Trends with all financial statements of Parkade (i) through December 31, 2008 and (ii) through the period until all transactions related to the transactions set forth herein are completed.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1     Restricted CLCE Shares. The Exchange Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation D or Regulation S under the Securities Act. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities, agreeing to the foregoing transfer restrictions and making certain representations and warranties to CLCE with respect to the investment in the Exchange Shares and the status of Asian Trends Holdco.

4.2     Access to Information. Upon reasonable notice, CLCE and Asian Trends Holdco shall each afford to the officers, employees, accountants, counsel and other representatives of the other company access to all their respective properties, books, contracts, commitments and records and, during such period, each of CLCE and Asian Trends Holdco shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange. Each of CLCE and Asian Trends Holdco shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by CLCE, Asian Trends Holdco or Asian Trends or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1

  Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby. Asian Trends represents and warrants that it has obtained the appropriate required consents of the PRC government, if any.

5.2     Conditions to Obligations of CLCE. The obligation of CLCE to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by CLCE:

(a)     Representations and Warranties. The representations and warranties of Asian Trends Holdco and the Shareholders set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Asian Trends Holdco and the Shareholders shall complete all government and legal process to transfer 100% of the ownership of Asian Trends Holdco  from the Shareholders to CLCE.

(b)    Tradability. The Common Stock of CLCE shall remain listed for trading on the OTC Bulletin Board and CLCE shall not have received any notice that its Common Stock is subject to being delisted therefrom.

(c)     Performance of Obligations of Asian Trends. Asian Trends shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(d)     Closing Documents. CLCE shall have received all closing documents as counsel for CLCE shall reasonably request.

(e)     Consents. Asian Trends Holdco and Asian Trends shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CLCE, individually or in the aggregate, have a material adverse effect on Asian Trends and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. Asian Trends Holdco shall also have received the approval of the Shareholders in accordance with applicable law.

(f)     Due Diligence Review. CLCE shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Asian Trends and shall not have determined that any of the representations or warranties of Asian Trends Holdco or the Shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that Asian Trends Holdco or the Shareholders is otherwise in violation of any of the provisions of this Agreement.

(g)     Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CLCE, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Asian Trends, the consequences of which, in the judgment of CLCE, could be materially adverse to Asian Trends.

5.3     Conditions to Obligations of Asian Trends. The obligations of Asian Trends Holdco to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Asian Trends Holdco:

(a)     Representations and Warranties.The representations and warranties of CLCE set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Asian Trends Holdco shall have received a certificate signed on behalf of CLCE by the President to such effect.

(b)     Performance of Obligations of CLCE. CLCE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)     Closing Documents. Asian Trends Holdco shall have received (i) letters of resignation from CLCE’s current officers and directors to be effective upon Closing; and (ii) all other closing documents as counsel for Asian Trends Holdco shall reasonably request.

(d)     Consents. CLCE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)     Due Diligence Review. Asian Trends Holdco shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CLCE and shall not have determined that any of the representations or warranties of CLCE contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that CLCE is otherwise in violation of any of the provisions of this Agreement.

(f)     Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Asian Trends Holdco, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against CLCE the consequences of which, in the judgment of Asian Trends Holdco, could be materially adverse to CLCE.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1     Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of CLCE and Asian Trends Holdco;

(b)    by either CLCE or Asian Trends Holdco if there has been a material breach of any representation, warranty, covenant or agreement on the part of CLCE or Asian Trends Holdco, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2     Effect of Termination. In the event of termination of this Agreement by either CLCE or Asian Trends Holdco as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3     Amendment. This Agreement may be amended by mutual agreement of CLCE and Asian Trends Holdco.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4     Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1     Survival of Representations, Warranties and Agreements. All of the representations and warranties in this Agreement, or in any agreement, document, certificate or instrument delivered pursuant to this Agreement, shall terminate effective as of the Effective Time and will have no force and effect following the Effective Time.   The covenants and other agreements in this Agreement, or in any agreement, document, certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time until the applicable covenant or agreement has been fulfilled.

7.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to CLCE:

7/F, Chai Wan Industrial City, Phase 2,

70 Wing Tai Road, Chai Wan,

Hong Kong

(b)  If to Asian Trends:

Room 1902

Tower 2

Kodak House

Quarry Bay

Hong Kong

With a copy to:

Vincent & Rees, L.C.

175 East 400 South

Suite 610

Salt Lake City, Utah 84111

7.3     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4     Counterparts; Facsimile Signature Pages. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Copies of the signature pages of this Agreement delivered by facsimile will have the force and effect of originals.

7.5     Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7     No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8     Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEROF, this Agreement for Share Exchange has been signed by the parties set forth below to be made effective as of the date set forth above.

CLIFFORD CHINA ESTATES, INC., a Nevada corporation /s/ Clifford L.K. Pang
Clifford L.K. Pang, CEO
ASIAN TRENDS MEDIA INC. BROADCASTING CORPORATION LIMITED, a British Virgin Islands holding company
/s/ Chan Tsz King
Name: Chan Tsz King Title: Shareholder Shareholders of Asian Trends Media Inc. Broadcasting Corporation Limited

/s/ Yip Chi-him Roger Yip Chi-him Roger, Shareholder /s/ Chan Tsz King Chan Tsz King, Shareholder